Contact: Damon Elder

(714) 356-1460

delder@ahinvestors.com

American Healthcare Investors Secures $200 Million Credit Facility on Behalf of
Griffin-American Healthcare REIT II

NEWPORT BEACH, Calif. (June 06, 2012) – American Healthcare Investors and Griffin Capital Corporation, the co-sponsors of Griffin-American Healthcare REIT II, Inc., announced today that the REIT has entered into a $200 million unsecured revolving line of credit with Merrill Lynch, Pierce, Fenner & Smith Incorporated and KeyBanc Capital Markets as joint lead arrangers. Bank of America will serve as administrative agent with KeyBank National Association acting as syndication agent. The credit line may be increased up to $350 million upon meeting certain conditions. The unsecured credit facility may be utilized to acquire, finance or re-finance properties, as well as for other corporate purposes.

“Since the beginning of 2012, Griffin-American Healthcare REIT II has expanded its portfolio of healthcare-related properties by more than 60 percent, based on purchase price, to approximately $724 million,” said Jeff Hanson, principal of American Healthcare Investors and chairman and chief executive officer of Griffin-American Healthcare REIT II. “Thanks in part to lending partners like Bank of America, KeyBank National Association and the other lender parties to this new line of credit, we are equipped to continue our pursuit of attractive acquisitions.”

The new unsecured credit facility matures on June 5, 2015, but may be extended for one additional year by Griffin-American Healthcare REIT II upon the satisfaction of certain conditions. At the option of the REIT’s operating partnership, draws under the facility bear interest at per annum rates equal to (1) the Eurodollar Rate plus a margin ranging from 2.0 percent to 3.0 percent based on the REIT’s consolidated leverage ratio or (2) the greater of Bank of America’s prime rate, the Federal Funds Rate plus 0.50 percent or the one-month Eurodollar Rate plus 1.0 percent, plus a margin ranging from 1.0 percent to 2.0 percent based on the REIT’s consolidated leverage ratio.

The new unsecured line of credit replaces two secured lines of credit totaling $116.5 million previously provided by Bank of America and KeyBank National Association.

As of March 31, 2012, the Griffin-American Healthcare REIT II property portfolio was 96.7 percent leased with a weighted average remaining lease term of approximately ten years and leverage of 33.3 percent. Its portfolio totaled 78 buildings valued at approximately $724 million, based on purchase price, as of June 5, 2012.

About American Healthcare Investors LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate, including medical office buildings, skilled nursing facilities, assisted living facilities and hospitals. The company was founded by nationally recognized real estate investment executives Jeff Hanson, Danny Prosky and Mathieu Streiff, who have completed in excess of $15 billion in aggregate acquisition and disposition transactions during their careers, approximately $5.5 billion of which has been healthcare-related real estate transactions. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT II, Inc.
Griffin-American Healthcare REIT II, Inc. is a real estate investment trust organized to invest in a diversified portfolio of real estate properties, focusing primarily on medical office buildings and healthcare-related facilities. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT II, please visit www.HealthcareREIT2.com.

About Griffin Capital Corporation
Los Angeles-based Griffin Capital Corporation has a sixteen-year track record sponsoring real estate investment vehicles and managing institutional and retail equity capital. Led by senior executives, each with more than two decades of real estate experience, who have collectively closed more than 400 transactions representing over $14.0 billion in transaction value, Griffin Capital has acquired or constructed over 11 million square feet since 1996, and currently manages a portfolio of more than 8.5 million square feet located in 13 states, representing approximately $1 billion in asset value. For more information regarding Griffin Capital, please visit www.GriffinCapital.com.

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This release contains certain forward-looking statements with respect to the REIT’s ability to finance or refinance the acquisition of properties using the unsecured line of credit with Bank of America and KeyBank National Association, whether the REIT can continue to expand its property portfolio and execute its business plan using the unsecured line of credit, and whether the REIT is equipped to pursue and complete attractive acquisitions based on having the unsecured line of credit. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the REIT’s strength and financial condition and uncertainties relating to the financial strength of its current and future real estate investments; uncertainties relating to the local economies where its real estate investments are located; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of recent healthcare legislation; the uncertainties relating to the implementation of the REIT’s real estate investment strategy; and other risk factors as outlined in the REIT’s periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and undue reliance should not be placed on such statements. We undertake no obligation to update any such statements that may become untrue because of subsequent events.